Exhibit 10.1

VIA EMAIL ONLY

May 1, 2017

Mr. Thomas C. K. Yuen
2917 Daimler Street

Santa Ana, California 92705

Re:    Director Offer Letter

Dear Mr. Yuen:

This letter shall constitute an agreement (“Agreement”) between you and PharmaCyte Biotech (“Company”) and contains all the terms and conditions relating to your service to the Company as a member of our Board of Directors.

1.  Term. This Agreement will become effective as of May 1, 2017 (“Effective Date”) and continue until your resignation or removal, or until your successor is duly elected and qualified. Your position will be subject to re-election each year at the annual shareholders’ meeting and, upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services.

2.1. Duties. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws, rules and regulations pertaining to your performance under this Agreement. You shall use your best efforts to attend all meetings of the Board called from time to time, either in-person or by telephone. You will serve as member of the Audit Committee and the Compensation Committee of the Board and shall use your best efforts to attend meetings of each Committee as required by its members pursuant to the Charter of each Committee or as may be called from time to time. As an independent director, you may also be required to attend meetings with the other independent directors without the presence of the Company’s officers and non-independent directors. The services described in this Section 2.1 shall hereinafter be referred to as your “Duties.”

2.2. Reporting. While this Agreement is in effect, you shall immediately advise the Company if: (i) you know, have reason to know, or believe, that you are no longer independent; and (ii) you serve on an audit committee of any other public company.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You represent, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar duties, consulting, or other services for companies whose businesses are or would be in any way competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with your duties as a director of the Company.

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4. Compensation.

4.1. Cash. The Company will pay you cash compensation of $12,500 per quarter, payable in advance and pro-rated for periods of less than a quarter. You shall be reimbursed for reasonable expenses documented and incurred by you in performing your Duties (including travel expenses for meetings you attend in-person).

4.2. Equity Grants. Commencing on the Effective Date and on each anniversary date of the Effective Date, you will be issued annually: (i) 250,000 fully-paid, non-assessable shares of the Company’s restricted common stock (“Shares”); and (ii) a five-year option to purchase 250,000 shares of the Company’s restricted common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant (“Option”). The Shares and the Option will be fully vested as of the date of the grant. The Company will issue you a Stock Option Agreement to evidence the Option in the form typically used by the Company.

4.3. Service on Additional Board Committee. Should you be named to any additional committee of the Board, the Compensation Committee of the Board will determine any additional compensation, if any, that you will receive for serving on such committee.

4.4. Taxes. You are solely responsible for taxes arising out of any compensation paid by the Company to you under this Agreement, and you understand that you will be issued a U.S. Treasury form 1099 for any compensation paid to you by the Company. The Company will comply with any tax or withholding obligations as required by applicable law from time to time related to this Agreement.

5. D&O Insurance Policy. During the term of this Agreement, the Company shall include you as an insured under its existing director’s and officer’s insurance policy, with coverage determined annually by the Company and the Board.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain confidential information of the Company, you hereby represent and agree as follows:

7.1. Definition. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company and that has or could have commercial value or utility in the business in which the Company is engaged;

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b. Any information provided to the Board at or for meetings of the Board and any information relating to proceedings of the Board; or

c. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information does not include:

a. Any information that becomes generally available to the public other than as a result of a breach of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of the same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8, below.

7.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your relationship with the Company. You further agree that you will not use any Confidential Information other than in connection with your service as a member of the Board without the prior written consent of the Company. The provisions of this Section 7.4 shall survive termination of this Agreement.

8.  Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason except as provided in the Company’s organizational documents or pursuant to applicable law. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”). Such Resignation shall be effective on the later of the date of its delivery or the date specified in the Resignation. Upon the effective date of the termination or Resignation, your right to compensation under this Agreement will terminate, subject to the Company's obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with you performing your Duties as of the effective date of such termination or Resignation.

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9. Not an Employee. Nothing in this Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period.

10. Governing Law; Consent to Jurisdiction. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in the State of California. The parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in California for any proceeding arising out of or relating to this Agreement.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

[Signature page to follow]

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

PharmaCyte Biotech, Inc.

By:	/s/ Kenneth L. Waggoner
Name:	Kenneth L. Waggoner
Title:	Chief Executive Officer President and General Counsel

AGREED AND ACCEPTED:

/s/ Thomas C. K. Yuen

Name: Thomas C. K. Yuen

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